Exhibit 10.9

ALTERNUS ENERGY AMERICAS INC.

SECURED PROMISSORY NOTE

Issue Date: October 3, 2023	Principal Amount:	US$	3,150,000
Maturity Date: March 31, 2024	Purchase Price Amount:	US$	2,205,000

FOR VALUE RECEIVED, BEING THE PURCHASE PRICE, ALTERNUS ENERGY AMERICAS INC., a Delaware corporation with offices located at 360 Kingsley Park Drive, Suite 250, Fort Mill, SC, 29715 , (the "Company"), promises to repay to the order of SCM Tech, LLC, a Florida limited liability company (the "Payee"), at the office of the Payee or at such other place as Payee may designate in writing, the principal sum of Three Million, One Hundred Fifty Thousand US Dollars (US$3,150,000) (the "Principal Amount") on the terms set forth below. All payments hereunder shall be made in United States Dollars and without setoff, deduction or counterclaim. This Secured Promissory Note (this “Note”) is issued pursuant to a Securities Purchase Agreement, on even date hereof, by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Definitions.

The following terms shall have the meanings herein specified:

“AEG PLC” means Alternus Energy Group Plc., an Irish public company and the ultimate parent company of the Company and Blue Sky.

“Blue Sky” means Blue Sky Energy I B.V., a Netherlands private limited liability company.

“Common Stock” means the common stock, par value US$0.0001 per share, of Clean Earth Acquisitions Corp. (“CLIN”) to be renamed Alternus Clean Energy Inc. at the de-SPAC of CLIN.

“De-SPAC of CLIN” means the business combination between AEG PLC and CLIN as envisaged in CLIN’s current SEC Proxy filings.

"Holder" / “Lender” means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment, Interest and Repayment Instruction of this Note

(a)	Payment Schedule. The Principal Amount shall be repaid at the earlier of, (i) within 15 days of the closing to the De-SPAC of CLIN, or (ii) upon closing of the sale of Blue Sky, or (iii) March 31, 2024, with repayment no later than the Maturity Date unless otherwise mutually agreed between the Company and the Payee, and with a maximum extension of three months from Maturity Date (the “Extension Expiry Date”).

(b)	Payment Interest. Interest shall commence to accrue at a daily rate of US$2,205 per day from the Maturity Date.

Additionally, the Company shall pay to Payee 5% of the Principal Amount if repayment of the Note does not occur by the Maturity Date.

(c)           Prepayment. This Note may be prepaid prior to the Maturity Date, provided that if such prepayment is made prior to the 3 month anniversary of the Issue Date, the total prepayment amount shall be $2,992,500. Any prepayment after the 3 month anniversary of the Issue Date shall be for the full Principal Amount.

(d)           Authorization to Sell Assets. AEG PLC is in the process of negotiating and selling Blue Sky, which owns the rights to a solar park project located at Rotterdam The Hague Airport. AEG PLC and its wholly owned subsidiary, AEG JD 02 Limited, the direct parent company of Blue Sky, has agreed to grant a limited irrevocable authority to the Holder which shall only be exercisable in the event the Principal Amount is not discharged in full by the Extension Expiry Date.

AEG PLC will, upon execution of this Agreement deliver to the Holder an undated, signed irrevocable authority to complete the sale of Blue Sky (either by Holder itself or by appointing a third party to complete such sale) in the form set out in Schedule 1 hereof. AEG PLC authorises the Holder to date and otherwise complete the irrevocable authority at any time after the expiry of the Extension Expiry Date if the Principal Amount remains unpaid.

(e)           Parent Company Guarantee. Payment of the principal amount due on this Note is secured by a parent company guarantee issued by AEG PLC (the “PCG”), executed simultaneously herewith.

3. Warrants.

(a)	Upon the De-SPAC of CLIN, AEG PLC, as the majority shareholder of CLIN and having control of the Board of Directors of CLIN, shall authorize the issuance of the following warrants to purchase shares of Common Stock: (i) warrants to purchase up to 300,000 shares of Common Stock, exercisable at $0.01 per share and having a term of 3 years, and (ii) warrants to purchase up to 100,000 shares of Common Stock, exercisable at $11.50 per share and having a 5 year term (together, the “Warrants”).

(b)	Should the De-SPAC of CLIN not occur by the Extension Expiry Date, AEG PLC shall grant warrants to purchase 394,819 shares of AEG PLC’s ordinary shares, exercisable at 5.00 NOK per share, and having a 10 year term.

4. Events of Default.

The existence of any of the following conditions shall constitute an Event of Default:

(a)           Non-payment of the Note in accordance with Section 2(a) of the Note, only to the extent that such breach remains unpaid and uncured after the Extension Expiry Date.

(b)           Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors of the Company or AEG PLC if such proceeding remains undismissed and unstayed for a period of 60 days following such commencement.

(c)           If the Company or AEG PLC shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets, unless the provisions of Section 5 of this Note are met, in which case there is no Event of Default.

(d)          Attachment or similar process of execution is levied against a material portion of AEG PLC’s assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days

Upon the occurrence of an Event of Default under this Section 4, the Note shall, at the option of the Holder, become immediately due and payable in full without notice or demand.

Upon the occurrence of an Event of Default under this Section 4, any cash available to AEG PLC from Blue Sky’s business operations shall be transferred to the Holder and credited towards repayment of the accrued but unpaid interest on the Note.

5. Reorganization, Reclassification, Consolidation, Merger or Sale.

If any reorganization of the corporate capital of the Company or AEG PLC, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, (other than the de-SPAC of CLIN) appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof shall thereafter be applicable to the surviving corporation. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the surviving corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder the PCG.

6. Transfer; Investment Representations.

This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations. Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all federal and all other applicable laws. In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company pursuant to Section 11 herein, accompanied by an assignment duly executed by the Holder hereof.

7. Loss or Mutilation of Note.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

8. Holder not Shareholder.

This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, AEG PLC or CLIN, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder.

9. Waivers.

The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach. The Company waives presentment, demand, notice of dishonor, protest and notice of non-payment and protest.

10. Taxes.

The Company agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note. The Company shall not be required to pay any stamp, original issue or similar tax which may be payable in respect of any transfer involved in the transfer and delivery of this Note to a person other than of the Payee.

11. Notices.

All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile or electronic transmission (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:

SCM Tech, LLC1810

1810 W. Kennedy Blvd., #205

Tampa, FL 33606

if to the Company to:

Alternus Energy Americas Inc.

Attn: Director

Suite 250, 360 Kingsley Park Drive, Fort Mill, SC 29715

Email: vb@alternusenergy.com; td@alternusenergy.com

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile or email, provided that any such facsimile or email is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

12. Headings.

The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

13. Applicable Law and Jurisdiction.

This Note (and any non-contractual obligations arising out of or in connection with this Note) shall be governed by and construed in accordance with the laws of Delaware. All disputes arising out of or in connection with this Note and the documents connected therewith shall exclusively be settled by the courts of Delaware. The Company and the Holder each hereby waive any objection to such exclusive jurisdiction and courts represents an inconvenient forum.

14. Survival Of Representations And Warranties; Attorneys Fee.

This Note shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. If this Note is not paid when due or if the Company breaches any provisions of this Note, in addition to all other amounts due herein, the Company promises to pay all costs of collection and all reasonable attorney fees and court costs incurred by Holder.

15. Assignment.

This Note may not be assigned by either party hereto without the prior written consent of the other (except that the Company may without the prior written consent of the Holder assign this Note in the event of a merger, acquisition, reorganization or the sale of all or substantially all of its assets to another corporation to the surviving entity of such merger, acquisition, reorganization or sale).

IN WITNESS WHEREOF, ALTERNUS ENERGY AMERICAS INC. has caused this Secured Loan Note to be signed in its name by signature of its duly authorized representative.

/s/ Vincent Browne
Name: Vincent Browne
Title: Director

SCHEDULE 1

Irrevocable Authority

From:	Alternus Energy Group Plc, AEG JD 02 Limited

To:	●

Date:	●

Re:	Proposed sale of the entire issued share capital in Blue Sky Energy I B.V (the “Target”)

We hereby acknowledge and confirm that you are authorized to complete the sale of the Target and that upon closing of such sale, the sum of $3,150,000 shall be immediately distributed from the net closing proceeds to SCM Tech, LLC.

Yours faithfully

/s/ Vincent Browne
Authorised Signatory
Alternus Energy Group Plc

/s/ Vincent Browne
Authorised Signatory
AEG JD 02 Limited